UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 7, 2010

SENTISEARCH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52320	20-5655648
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1217 South Flagler Drive, 3rd Floor , West Palm Beach, Florida		33401
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 653-3284

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:\

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR ANOBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENTOF A REGISTRANT.

On September 7, 2010, SentiSearch, Inc. (the “Company”) issued to each of Samuel A. Rozzi and Frederick R. Adler, $25,000 principal amount of promissory notes (the “Notes”) (a total of $50,000 principal amount of Notes).  Frederick R. Adler is a director of the Company and a beneficial owner of more than 10% of the Company’s outstanding common stock and Samuel A. Rozzi is a beneficial owner of more than 10% of the Company’s outstanding common stock.

The Notes are payable on demand by the holder and are non-interest bearing.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Adoption of 2010 Stock Incentive Plan

On September 8, 2010, the Board of Directors of the Company adopted the 2010 Stock Incentive Plan, or 2010 Plan.  The purpose of the 2010 Plan is to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company.  A total of 2,000,000 shares of common stock are eligible for issuance under the 2010 Plan.  The 2010 Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards.  The 2010 Plan is administered by the Board, or, at the Board’s discretion, a committee of the Board.

Awards to Joseph K. Pagano, Erik Lundh and Frederick R. Adler

On September 8, 2010, the Company granted 750,000 stock options to three of its directors and officers.  The exercise price of each of the stock options granted is $0.28 per share.  All of the options vest immediately and expire on September 8, 2020.

The following are the recipients of the stock options granted:

Joseph K. Pagano	Chief Executive Officer,	500,000
	Secretary, Treasurer and
	Chairman of the Board
Erik Lundh	Director	150,000
Frederick Adler	Director	100,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SENTISEARCH, INC.
Dated: September 13, 2010	By:	/s/ Joseph K. Pagano
		Name: Title:	Joseph K. Pagano Chief Executive Officer, Secretary, Treasurer and Chairman of the Board